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                                  EXHIBIT 99.1

                                  PRESS RELEASE

Monadnock Bancorp, Inc.                                   603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                              FOR IMMEDIATE RELEASE
                              ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

             Monadnock Bancorp, Inc. Announces First Quarter Results

Peterborough, New Hampshire - April 26, 2007 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced net income for the three months ended March 31, 2007 of $36,000 compared with net income of $17,000 for the three months ended March 31, 2006. Basic and diluted earnings per share were $0.03 for the three months ended March 31, 2007 compared with $0.01 for the three months ended March 31, 2006. Earnings per share on a basic and fully diluted method have been restated by the exchange ratio computation of 1.3699 as a result of our second step offering which was completed on June 28, 2006. Book value per share and tangible book value per share were $7.58 and $7.42, respectively, at March 31, 2007 compared with $7.48 and $7.31, respectively, at December 31, 2006.

The increase in earnings for the three months ended March 31, 2007 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $104,000, an increase in noninterest income of $19,000, partially offset by an increase in noninterest expense of $71,000, an increase in income tax expense of $22,000 and an increase in the provision for loan losses of $11,000.

Net interest and dividend income increased $104,000, or 20.7%, to $607,000 for the three months ended March 31, 2007 compared to $503,000 for the three months ended March 31, 2006. This increase reflected a $403,000, or 40.2%, increase in interest and dividend income, and a $299,000, or 59.8%, increase in interest expense. The interest rate spread was 2.06% for the three months ended March 31, 2007 compared to 2.40% for the three months ended March 31, 2006 and 2.01% for the three months ended December 31, 2006. The net interest margin for the three months ended March 31, 2007 was 2.62% compared to 2.72% for the three months ended March 31, 2006 and 2.58% for the three months ended December 31, 2006. The decrease in the interest rate spread for the three months ended March 31, 2007 compared with the same period a year earlier was due to a change in the mix of assets to lower yielding investment securities as a result of our increasing average interest earning assets by $19.0 million during this period and a change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances.

Noninterest income increased $19,000, or 28.8%, to $85,000 for the three months ended March 31, 2007 from $66,000 for the three months ended March 31, 2006. The increase was primarily attributable to net gains on sales of available-for-sale securities of $16,000 for the three months ended March 31, 2007 compared with no sales for the same period in 2006.

Noninterest expense increased $71,000, or 13.3% to $605,000 for the three months ended March 31, 2007 compared with $534,000 for the three months ended March 31, 2006. The increase was primarily attributable to a $61,000 increase in salaries and employee benefits. Salaries and employee benefits expense increased from $263,000, or 49.3%, of total noninterest expense for the three months ended March 31, 2006 to $324,000, or 53.6%, of total noninterest expense for the three months ended March 31, 2007. This increase in salaries and employee benefits expense resulted from an increase in staffing for the commercial lending area, normal salary increases as well as a decrease in the deferrals of loan origination costs.
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Total assets remained relatively unchanged at $96.0 million at March 31, 2007 compared with $96.2 million at December 31, 2006. Our net loan portfolio grew by $2.2 million, or 4.1%, to $55.9 million at March 31, 2007 from $53.7 million at December 31, 2006. Loan growth during the first quarter of 2007 was primarily concentrated in one- to four-family residential lending and commercial lending which grew $1.8 million and $733,000, respectively. Total deposits decreased $691,000, or 1.1%, to $60.7 million at March 31, 2007 from $61.4 million at December 31, 2006. The largest decrease was in time deposits which decreased $901,000 which was partially offset by an increase in demand deposit accounts of $504,000.

Total nonperforming assets were $58,000 or 0.06% of total assets at March 31, 2007 compared with $60,000 or 0.06% of total assets at December 31, 2006.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to report solid growth in our loan portfolio for 2007 as well as an increase in the book value and tangible book value per share. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.